Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com
CRAY INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009
RESULTS
Company posts record annual revenue
Seattle, WA — February 16, 2010 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced 2009 financial results for the fourth quarter and full-year. Revenue for the fourth quarter of 2009 was $88.2 million compared to $155.4 million in the fourth quarter of 2008. The fourth quarter of 2008 revenue included approximately $100 million from a single transaction, the Cray XT5 supercomputer at Oak Ridge National Laboratory, known as “Jaguar” (currently the fastest supercomputer in the world). The company reported net income for the fourth quarter of 2009 of $3.0 million, or $0.08 per share, compared to a net loss of ($26.0 million), or ($0.79) per share, in the fourth quarter 2008. A non-cash, goodwill impairment of $54.5 million was taken in the fourth quarter of 2008.
For 2009, Cray reported record revenue of $284.0 million and a net loss of ($0.6 million), or ($0.02) per share. For 2008, revenue was $282.9 million and net loss was ($40.7 million), or ($1.25) per share.
For the fourth quarter 2009, overall gross profit margin was 41 percent compared to 36 percent in the fourth quarter 2008. Product margin for the quarter was 43 percent compared to 36 percent in the prior year period, and fourth quarter 2009 service margin was 37 percent. Overall gross profit margin for 2009 was 37 percent compared to 39 percent in 2008. Product margin for 2009 was 34 percent compared to 39 percent in 2008 and service margin for 2009 was 44 percent compared to 40 percent for 2008.
Core operating expenses, consisting of research and development, sales and marketing, and general and administrative expenses, increased to $106.1 million in 2009 from $93.5 million in 2008. The increase in operating expenses in 2009 was primarily due to increased research and development (“R&D”) expenses resulting from a delayed Defense Advanced Research Projects Agency (“DARPA”) contract modification and related development milestones. Included in the 2009 results were $8.5 million for depreciation and amortization and $5.8 million related to stock compensation. Additionally, 2009 results were negatively impacted by $2.0 million of non-cash items related to recent changes in accounting guidelines applicable to our now retired convertible notes.
Core operating expenses in the fourth quarter 2009 were $33.7 million compared to $27.2 million in the prior year period. Included in the fourth quarter 2009 results were non-cash items of $2.1 million for depreciation and amortization and $1.2 million related to stock compensation.

As of December 31, 2009, cash and short-term investments totaled $113.2 million.
“I am very pleased that we were able to post another year of record revenues, including strong growth in our custom engineering initiative,” said Peter Ungaro, president and CEO of Cray. “While we didn’t reach our goal of profitability, driven by a delay in our development contract modification and associated milestone with DARPA, we continued to improve our balance sheet by eliminating all of our debt and ended the year in a very solid net cash position — another record for us.”
Ungaro added, “For 2010, we have already finalized this DARPA contract modification and are on our way toward a strong year. Building on the broad strength of our XT supercomputer line and through our new initiatives, our business is stronger and more diversified than in the past. Our addressable market continues to expand with planned product introductions over the course of 2010 and we expect custom engineering to continue to grow at a very fast pace. With the recent announcement of our XT6 supercomputer and the planned release of our next-generation system we call ‘Baker’, which builds on the system architecture of the world’s fastest supercomputer and improves it in every dimension, we are in an excellent position to have an outstanding 2010.”
Outlook
A wide range of results remains possible for 2010. Many variables may impact our results, but one significant item is the timing of the availability and release of our next generation supercomputer, code-named “Baker”, including its new interconnect chipset, known as “Gemini”, and associated system software.
Assuming a successful release of Baker in the third quarter of 2010 as currently planned, we anticipate revenue in the range of $305 to $325 million for 2010. As a result of the timing of the Baker system release, we expect a significant majority of 2010 revenue to be recognized in the fourth quarter. Service revenue is expected to be in the range of $110 million for 2010, driven by strong growth in our custom engineering initiative. Gross margins for 2010 are expected to be in the mid-30 percent range. Operating expenses are expected to be lower in 2010 than in 2009, driven primarily by lower research and development expenses for the year. Based on this outlook, we expect to be profitable for 2010.
We expect to use cash in 2010, with the majority of the decline coming in the third quarter as we build inventory for product deliveries during the second half of 2010.

Recent Highlights
•	During the fourth quarter, Cray successfully installed and received acceptance for the upgrade to the Cray XT5 supercomputer named “Jaguar” at the Oak Ridge National Laboratory. With this system clocking in at over two petaflops of peak performance, several real-world applications were run at speeds well beyond anything previously achieved. An Oak Ridge research team recorded an unprecedented sustained performance of over one petaflops on an important quantum chemistry problem and another in material science research that may facilitate new storage mediums and the development of lighter, stronger motors for electric vehicles. Also, following the upgrade, the Jaguar system was recognized by the Top 500 list (www.top500.org) as the world’s fastest supercomputer.

•	In November, Cray announced that Dell will be the exclusive reseller of its latest deskside supercomputer, the Cray CX1-iWS system. The Cray CX1-iWS combines a powerful Microsoft Windows 7 workstation with a fully integrated high-performance computing (HPC) cluster running Microsoft Windows HPC Server 2008. With a list price beginning at under $40,000, the Cray CX1-iWS is designed to address a market need for a new generation of workstations.

•	In early 2010, Cray’s custom engineering group was awarded a contract with a large commercial customer to research and prototype a system infrastructure for future use in the customer’s cloud computing data centers. The one-year contract represents the custom engineering group’s first breakthrough into the commercial market.

•	During the first quarter of 2010, an amendment to our development agreement with DARPA was finalized. Consistent with previous disclosure, the remaining amount of the contract was reduced by $60 million, to $92.5 million. The contract reduces the project’s overall scope, and consequently we expect future R&D expenses related to this program, net of reimbursement, to be lower than previously anticipated. As with the previous contract, the balance of the modified contract is expected to be received through achievement of a series of pre-defined milestones culminating in the delivery of a prototype system in 2012. The next payable milestone is expected to be completed later in the first quarter of 2010.
Conference Call Information
Cray will host a conference call today, Tuesday, February 16, 2010 at 1:15 p.m. Pacific Time (4:15 p.m. Eastern Time) to discuss fourth quarter and full-year 2009 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-762-8795. International callers should dial 1-480-629-9774. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325 and entering access code 4220054. International callers can listen to the replay by dialing 1-303-590-3030, access code 4220054. The conference call replay will be available for 72 hours, beginning at 4:15 p.m. Pacific Time on Tuesday, February 16, 2010.

About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its planned release of the Baker system, its ability to complete and receive payment on co-funded development milestones pursuant to its DARPA agreement, its ability to grow revenue from its Custom Engineering business and its ability to expand and penetrate its addressable market. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to successfully complete its planned product development efforts or to ship the Baker system within the planned timeframe or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be successful in growing revenue from its strategic initiatives, including Custom Engineering, the risk that Cray will not be able to expand and penetrate its addressable market as expected or at all and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2009, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.
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Cray is a registered trademark and Cray XT6, Cray XT5 and Cray CX1-iWS are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended			Year Ended
	December 30,			December 30,
	2009	2008		2009	2008
		(As Adjusted) (1)			(As Adjusted) (1)

REVENUE:
Product	$65,177	$137,364		$199,114	$218,970
Service	23,070	18,035		84,933	63,883

Total revenue	88,247	155,399		284,047	282,853

COST OF REVENUE:
Cost of product revenue	37,063	88,034		130,444	133,715
Cost of service revenue	14,624	11,100		47,719	38,062

Total cost of revenue	51,687	99,134		178,163	171,777

Gross profit	36,560	56,265		105,884	111,076

OPERATING EXPENSES:
Research and development, net	20,701	13,802		62,947	51,775
Sales and marketing	7,918	7,623		26,601	24,988
General and administrative	5,056	5,806		16,579	16,742
Restructuring and impairment	—	54,450		—	54,450

Total operating expenses	33,675	81,681		106,127	147,955

Income (loss) from operations	2,885	(25,416)		(243)	(36,879)

Other income (expense), net	145	227	(1)	(430)	588	(1)

Interest income (expense), net	44	(686	)(1)	(805)	(4,068	)(1)

Income (loss) before income taxes	3,074	(25,875)		(1,478)	(40,359)

Income tax benefit (expense)	(103)	(85)		874	(387)

Net income (loss)	$2,971	$(25,960	)(1)	$(604)	$(40,746	)(1)

Diluted net income (loss) per common share	$0.08	$(0.79	)(1)	$(0.02)	$(1.25	)(1)

Diluted weighted average shares outstanding	35,015	32,769		33,559	32,573

(1)	December 31, 2008 results have been adjusted for new guidance included in Accounting Standards Codification Topic 470, Debt , related to convertible debt instruments that may be settled in cash upon conversion
A summary of adjustments due to retrospective application to previously reported results for the three months and year ended December 31, 2008:
For the three months ended December 31, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Other income (expense), net	$4,772	$(4,545)	$227
Interest income (expense), net	37	(723)	(686)
Net loss	(20,692)	(5,268)	(25,960)
Diluted net loss per common share	(0.63)	(0.16)	(0.79)
For the year ended December 31, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Other income (expense), net	$5,133	$(4,545)	$588
Interest income (expense), net	787	(4,855)	(4,068)
Net loss	(31,346)	(9,400)	(40,746)
Diluted net loss per common share	(0.96)	(0.29)	(1.25)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	December 31,	December 31,
	2009	2008
		(As Adjusted) (1)

ASSETS
Current assets:
Cash and cash equivalents	$105,018	$72,373
Restricted cash	5,161	2,691
Short term investments, available-for-sale	2,999	5,350
Accounts and other receivables, net	38,207	95,667
Inventory	29,011	80,437
Prepaid expenses and other current assets	5,514	29,993	(1)

Total current assets	185,910	286,511

Property and equipment, net	19,809	18,396
Service inventory, net	1,719	1,917
Deferred tax asset	2,661	1,200
Other non-current assets	13,561	5,837

TOTAL ASSETS	$223,660	$313,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,783	$16,730
Accrued payroll and related expenses	16,219	23,672
Advance research and development payments	—	13,887
Short-term convertible notes	—	25,681	(1)
Other accrued liabilities	9,735	24,670
Deferred revenue	42,414	67,692

Total current liabilities	87,151	172,332

Long-term deferred revenue	9,627	18,154
Other non-current liabilities	2,719	3,170

TOTAL LIABILITIES	99,497	193,656

Shareholders’ equity:
Common stock and additional paid-in capital	551,220	543,442	(1)
Accumulated other comprehensive income	6,148	9,364
Accumulated deficit	(433,205)	(432,601	)(1)

TOTAL SHAREHOLDERS’ EQUITY	124,163	120,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$223,660	$313,861

(1)	December 31, 2008 results have been adjusted for new guidance included in Accounting Standards Codification Topic 470, Debt , related to convertible debt instruments that may be settled in cash upon conversion
A summary of adjustments due to retrospective application to previously reported December 31, 2008 balances:

	As Previously		As
	Reported	Adjustment	Adjusted

Prepaid expenses and other current assets	$30,023	$(30)	$29,993
Convertible notes	27,727	(2,046)	25,681
Common stock and additional paid-in capital	518,727	24,715	543,442
Accumulated deficit	(409,902)	(22,699)	(432,601)